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                                                                   EXHIBIT 10.35

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                            MEDICAL PROPERTIES TRUST

March 3, 2005

Jerome S. Tannenbaum, M.D., Ph.D., FACP
Chairman, President and CEO
Diversified Specialty Institutes, Inc.
511 Union Street, Suite 1800
Nashville, Tennessee 37219

         RE:      COMMITMENT LETTER FOR ACQUISITION AND DEVELOPMENT LINE

Dear Dr. Tannenbaum:

MPT Operating Partnership, L.P., or its designated affiliates (collectively, "MPT"), are pleased to extend a commitment to Diversified Specialty Institutes, Inc., or its affiliates (collectively, "DSI" or "LESSEE") respecting an acquisition and development facility (the "Line") to be used to finance the acquisition of certain existing healthcare facilities (the "Acquisition Facilities") and the development of certain other healthcare facilities (the "Development Facilities"). The real estate and improvements relating to the Acquisition Facilities and the Development Facilities shall hereinafter be referred to, collectively, as the Real Estate, and the operating permits, licenses, and other non-Real Estate assets relating to the Acquisition Facilities and the Development Facilities shall hereinafter be referred to collectively as the Operations. Contemporaneously with MPT's acquisition of the Real Estate respecting any Acquisition Facility or Development Facility, such Real Estate shall be leased by MPT to LESSEE on the terms herein provided.

The closing of the Line itself (the "Line Closing") is subject to: (i) MPT being satisfied, in its reasonable discretion, with the results of its due diligence investigation of LESSEE, (ii) the execution of definitive agreements relating to the Line, which are consistent with the terms hereof; (iii) the obtaining of any necessary consents and approvals of governmental entities and third parties; and
(iv) such other conditions to such closing as are described herein or as are customary in similar transactions. The closing of any acquisition of Real Estate with respect to any particular Acquisition Facility or Development Facility (each a "Closing") shall be subject to: (i) MPT being satisfied, in its reasonable discretion, with the results of its due diligence investigation of LESSEE and such Acquisition Facility or Development Facility, as the case may be, including the Real Estate and the Operations with respect thereto; (ii) the execution of definitive agreements respecting the acquisition and/or development of the Real Estate with respect to such Acquisition Facility or Development Facility, as well as the lease and other definitive agreements relating to the leaseback of such Real Estate; (iii) MPT's receipt of a current title insurance policy and survey respecting such Real Estate, provided at LESSEE'S expense, which are in form and substance satisfactory to MPT; (iv) MPT's receipt of a recent phase one environmental study for such Real Estate, provided at LESSEE'S expense,

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which is in form and substance satisfactory to MPT; (v) MPT's receipt of a recent engineering (soil condition) report respecting the condition of such Real Estate, provided at LESSEE'S expense, which is in form and substance satisfactory to MPT; (vi) the obtaining of any consents and approvals of governmental entities or third parties; (vii) the approval of such acquisition or development and leaseback by the Board of Directors of Medical Properties Trust, Inc.; and (viii) such other conditions to such closing as are described herein or as are customary in similar transactions.

                                    ARTICLE I

                                   BASIC TERMS

SECTION 1.1 BASIC TRANSACTION: It is the parties' intent for MPT to make available a total Line of Fifty Million Dollars ($50,000,000). The Line shall be utilized to acquire Real Estate with respect to Acquisition Facilities and to acquire and develop Real Estate with respect to Development Facilities. The Line shall remain outstanding until the first anniversary of the date of acceptance of this Commitment Letter (the "Outside Date"), it being understood and agreed that the Line shall be available to finance any Acquisition Facility or Development Facility that is subject to definitive agreements as of the Outside Date, notwithstanding that the closing or completion of such Acquisition Facility or Development Facility may not have occurred as of the Outside Date.

         SECTION 1.1.1 CONVEYANCE OF REAL ESTATE: The conveyance of each parcel of Real Estate shall be by general warranty deed conveying good and marketable title, free and clear of any liens and encumbrances, except for liens and encumbrances reasonably acceptable to MPT (the "Permitted Exceptions").

         SECTION 1.1.2 DEVELOPMENT: MPT shall be responsible for funding the Total Development Costs (as herein defined) for any Development Facility. Total Development Costs shall include all costs and expenses associated with the purchase, development, and lease of the Real Estate relating to such Development Facility, including, but not limited to, the purchase price paid for the Real Estate, legal, appraisal, title, survey, environmental, engineering, and other fees paid to advisors and or brokers, expenses of site visits, and all other development costs. During the period of development of any Development Facility, funds shall be advanced pursuant to requests made by LESSEE in accordance with the terms and conditions of a development agreement entered into by MPT with the developer of such Development Facility (the "Development Agreement"). Any such Development Agreement shall provide that, prior to any advance of funds, the developer shall be required to provide MPT with the following:

                  (a) TITLE INSURANCE: Satisfactory evidence in the form of an endorsement to the original title insurance policy that no intervening liens have been placed on the Real Estate relating such to Development Facility since the date of the previous advance;

                  (b) ARCHITECT'S CERTIFICATE: A certificate executed by the architect of record (the "Architect's Certificate") that indicates that all construction work completed on such Real Estate conforms with the requirements of the plans, specifications, and any change orders previously approved by MPT;


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                  (c)      CONTRACTOR'S CERTIFICATE; LIEN WAIVER: A certificate
         executed by the general contractor or construction manager that all work that is the subject of a request for reimbursement has been completed and a lien waiver that all bills have been paid; and

                  (d) CONSTRUCTION REPORT: Approval by MPT of the Architect's Certificate.

LESSEE shall designate the general contractor, developer, architect, construction company, engineer, and other parties which will participate in the development of the Development Facility, however, MPT shall control the preparation and negotiation of the definitive agreements with such parties. MPT will give LESSEE an opportunity to review such definitive agreements prior to their execution.

SECTION 1.3 LEASE: On the date of Closing with respect to any Acquisition Facility or Development Facility (each a "Closing Date"), the parties shall execute a lease agreement for the Real Estate for such Acquisition Facility or Development Facility in a form mutually satisfactory to the parties (collectively the "Leases" and individually a "Lease") generally in accordance with the terms set forth herein. The term of each Lease shall be for a period of fifteen (15) years commencing on the Closing Date and (so long as there is no default under the Leases) each Lease shall provide for three (3) options exercisable by LESSEE, in its sole discretion, to extend for five (5) years so long as the options are exercised at least six (6) months prior to the expiration of the Lease. Each Lease shall provide that at the expiration of the initial term of the Lease and at the expiration of each extended term thereafter, so long as there is no default under the Leases, LESSEE shall have the option to purchase the Real Estate at a purchase price equal to the greater of (i) the appraised fair market value of such Real Estate (which appraisal shall assume that the Lease remains in effect for a term of fifteen (15) years), or (ii) the amount of (A) the purchase price paid for the Real Estate, including costs of third party reports, legal fees, and all other acquisition costs (the "Purchase Price"), in the case of Acquisition Facilities, or, (B) Total Development Costs, in the case of Development Facilities, in each case increased by an amount equal to the greater of (1) two and one-half percent (2.5%) per year from the Closing, or (2) the rate of increase in the Consumer Price Index on each Adjustment Date. As used herein, the term "Consumer Price Index" means the Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). As used herein, the term "Adjustment Date" means January 1 of each year commencing on the first January 1st following commencement of the Lease, with respect to Acquisition Facilities, or on the first January 1st following the completion date, in the case of Development Facilities. Each Lease shall further provide that LESSEE may exercise the purchase option described above upon at least sixty (60) days' written notice and LESSEE shall be required to close within ninety (90) days following delivery of such notice.

SECTION 1.4 RENTS: Each Lease of Real Estate shall provide for the following rents:

         SECTION 1.4.1 CONSTRUCTION PERIOD RENT FOR DEVELOPMENT FACILITIES:
         During the construction period (the "Construction Period"), if applicable, LESSEE shall pay MPT, in consecutive monthly installments, a per annum amount equal to 10.75% multiplied by the total amount of Total Development Costs disbursed under the applicable Development Agreement (the "Construction Period Rent"). The Construction Period Rent shall commence on the first day of

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         the month following the month in which the first funds are disbursed under the applicable Development Agreement, and shall continue to be paid by LESSEE to MPT on the first (1st) day of each month.

         SECTION 1.4.2 BASE RENT: Following the Construction Period with respect to any Development Facility and from the date of commencement of the Lease with respect to any Acquisition Facility, the aggregate annual base rent ("Base Rent") for the Real Estate shall be an initial annual rate of 10.75% multiplied by the Total Development Costs or Purchase Price, as the case may be. The Base Rent shall be payable in twelve
         (12) equal monthly installments.

         SECTION 1.4.3 RENT INCREASE: Commencing on the first January 1st following commencement of the Lease, with respect to Acquisition Facilities, and the first January 1st following the completion date, with respect to Development Facilities, and on each January 1st thereafter (each such date an "Adjustment Date") the Base Rent shall be increased by an amount equal to the greater of (A) two and one-half percent (2.50%) of the prior year's Base Rent, or (B) the percentage by which the Consumer Price Index on the Adjustment Date shall have increased over the Consumer Price Index figure in effect on the then just previous Adjustment Date. If the previous year's Base Rent is for a partial year, it shall be annualized.

         SECTION 1.4.4 CAPITAL IMPROVEMENT RESERVE: Commencing on the date that construction has been completed with respect to Development Facilities, or on the date of commencement of the Lease with respect to Acquisition Facilities, and on each January 1 thereafter, LESSEE will be required to make annual deposits into a Capital Improvement Reserve (the "Capital Improvement Reserve"), at a financial institution of MPT's choosing, in the amount of $2,500 per bed, which amount shall increase each January 1st by 2.50%. Such reserve shall be under the joint control of MPT and LESSEE and shall be used for the repair and replacement of capital items on the Real Estate and as expressly provided in the Lease.

 SECTION 1.5 ABSOLUTE TRIPLE NET LEASE: Each parcel of Real Estate will be leased to LESSEE on an absolute triple-net or fully-netted basis. The LESSEE will be responsible for all costs of the Real Estate, including, but not limited to, taxes, insurance, and maintenance.

 SECTION 1.6 SECURITY: As security for the performance of LESSEE'S obligations under the Leases, MPT shall be granted a security interest in LESSEE'S personal property (excluding accounts receivable and the proceeds thereof) (subject to any contract lien and security interest of LESSEE'S primary lender (the "Primary Lender") providing financing for LESSEE to purchase the personal property) and shall receive from LESSEE an assignment of any rents and leases. The Leases shall be cross-defaulted and shall also be cross-defaulted with any other lease between LESSEE, or its affiliates, and MPT, or its affiliates. If LESSEE obtains financing from a Primary Lender, LESSEE will use commercially reasonable efforts to obtain from its Primary Lender a consent to a secondary lien on the personal property in favor of MPT, in form and content reasonably acceptable to Primary Lender and LESSOR. LESSEE shall not place any liens, or allow any other liens to be placed, on the personal property.

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 SECTION 1.7 COMMITMENT FEE: LESSEE shall pay to MPT a commitment fee (the
"Commitment Fee") equal to One Percent (1%) of the Line, of which amount One Hundred Thousand Dollars ($100,000) shall be due and payable upon the execution of this Commitment Letter. The remainder of the fee shall be due and payable at the closing of future projects, with such fee on each project being equal to One Percent (1%) of that project's purchase price. Credit shall be given on future payments of Commitment Fees for the One Hundred Thousand Dollars ($100,000) paid upon the execution of this letter.

SECTION 1.8 LINE CLOSING DATE: MPT and DSI agree that time is of the essence and the parties will prepare, negotiate, and execute the documentation relating to the Line, consistent with the terms hereof, and will use their good faith reasonable efforts to close the Line (the "Line Closing") by February 28, 2005. The definitive documents shall provide that the Transaction must close (the "Line Closing Date") by March 31, 2005, unless either party requests a thirty
(30) day extension, such request not to be unreasonably withheld by the other party.

SECTION 1.9 FINANCIAL INFORMATION AND COVENANTS: MPT must receive, prior to the Line Closing, audited financial statements of DSI for the three most recent fiscal years and any current year-to-date interim financial statements of DSI. In addition, with respect to the Closing of any Acquisition Facility or Development Facility. MPT also shall receive five years pro forma for such Acquisition Facility or Development Facility prior to Closing. The Leases will require that MPT receive on a continuing basis during the term of the Leases, within the times as hereinafter set forth, the following:

                  (a) Within ninety (90) days after the end of each year, audited financial statements of DSI and LESSEE'S Operations by a nationally recognized accounting firm or an independent certified public accounting firm reasonably acceptable to MPT, which statements shall include a balance sheet and a statement of income and expenses for the year then ended; plus

                  (i) Within forty-five (45) days after the end of each quarter, current financial statements of DSI and LESSEE'S Operations certified to be true and correct; and

                  (ii) Within thirty (30) days after the end of each month, current operating statements of LESSEE'S Operations certified to be true and correct.

                  (b) Upon request, a certificate in form acceptable to MPT, that no event of default as defined in the Leases (a "Default") then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute a Default.

                  (c) Within ten (10) days of receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that any license or certification, including, without limitation, the Medicare or Medicaid certification of the Acquisition Facility or Development Facility, is being downgraded, revoked, or suspended, or that action is pending or being considered to downgrade, revoke, or suspend such Acquisition Facility's or Development Facility's license or certification.

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                  (d)      MPT reserves the right to require such other
         financial information from DSI at such other times as it shall deem reasonably necessary. All financial statements must be in such form and detail as MPT shall from time to time, but not unreasonably, request.

SECTION 1.10 FINANCIAL COVENANTS: The parties shall mutually develop and agree upon certain financial covenants to be included in each Lease, and the failure to achieve such covenants shall constitute an event of default thereunder. LESSEE'S Operations shall in the aggregate maintain EBITDAR coverage of at least two hundred percent (200%) of the Base Rent.

SECTION 1.11 SUBLEASE, MANAGEMENT AND ASSIGNMENT: LESSEE shall not sublease or assign (which will be broadly defined) any Lease or engage a management company without MPT's prior consent, which shall not be unreasonably withheld or delayed. Any such assignment shall not release the LESSEE. Any sublease shall be subordinate to the applicable Lease and may be terminated or left in place by MPT in the event of a termination of such Lease.

[SECTION 1.12 CASH INJECTION: On any Closing Date, the LESSEE either shall have tangible net worth of no less than Five Million Dollars ($5,000,000) in cash equity or shall have access to a working capital line of credit of no less than Five Million Dollars ($5,000,000) that is personally guaranteed by Jerome S. Tannebaum, M.D., and such other persons as may be approved by MPT, which approval shall not be unreasonably withheld.

SECTION 1.13 LETTER OF CREDIT: Simultaneously with the execution and delivery of any Lease by LESSEE, LESSEE shall obtain and deliver to MPT an unconditional and irrevocable letter of credit from a bank acceptable to MPT, naming MPT beneficiary thereunder, in an amount equal to one (1) year's Base Rent under such Lease.

SECTION 1.14 SYNDICATION: If requested, MPT will permit up to twenty percent (20%) of the Real Estate relating to a particular Acquisition Facility or Development Facility to be owned by local or area physicians. MPT and DSI will work together to decide which physicians receive an opportunity to invest in such Real Estate. The physicians will invest on an equal basis with MPT.

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                                   ARTICLE II

                                 THE FACILITIES

SECTION 2.1 ACCESS TO INFORMATION: With respect to the Line Closing, from the date hereof, DSI will provide MPT and its representatives (including architects, engineers, surveyors, attorneys, accountants, investment bankers, and other representatives) with reasonable and available access to DSI and the officers, agents, and employees of DSI. In addition, with respect to any particular Acquisition Facility or Development Facility, DSI shall provide the same access as provided in connection with the Line Closing and, in each case, DSI shall furnish or cause to furnish MPT's representatives with all financial, operating, and other data or information relating to DSI and, if applicable, the Real Estate and the Operations, as may be reasonably requested in connection with MPT's due diligence review.

SECTION 2.2 APPROVAL OF THE FACILITIES: MPT shall have the right to review and approve all aspects an Acquisition Facility or Development Facility, including the final configuration of the Real Estate with respect to a particular Acquisition Facility or Development Facility, the location of any improvements on such Real Estate, the location of all roads and interchanges in relation to such Real Estate, the location of all property lines, utilities, easements, rights of way, common areas, and amenities affecting the Acquisition Facility or Development Facility, and the soil and subsurface engineering studies, investigations, and reports that support and justify the location of the Acquisition Facility or Development Facility. Such Real Estate shall include such easements, rights-of-way and other privileges as are necessary to conduct the business of the Acquisition Facility or the Development Facility, as the case may be.

SECTION 2.3 INSPECTION OF FACILITIES:

                  (a) With respect to any Development Facility, Total Development Costs shall include a fee to MPT in the amount of Seventy-Five Thousand Dollars ($75,000) per Development Facility to cover the cost of MPT's inspections of each such Development Facility during the construction stage.

                  (b) LESSEE shall pay MPT Seven Thousand Five Hundred Dollars ($7,500) (increasing at the rate of two and one-half percent (2.5%) per year starting on the first January 1st following commencement of the Lease, in the case of an Acquisition Facility, or the completion date, in the case of a Development Facility) for each Acquisition Facility or Development Facility to cover the cost of physical inspections. DSI shall maintain all Acquisition Facilities and Development Facilities in a first class manner and shall be required to respond to any deficiencies reported in these annual reports. Furthermore, LESSEE shall report to MPT on any and all major improvement or repairs in excess of Ten Thousand Dollars ($10,000) LESSEE makes to any such Acquisition Facility or Development Facility.

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SECTION 2.4 MPT'S RIGHT TO INSPECT FACILITIES: MPT and its representatives shall have the right to make periodic inspections of each Acquisition Facility or Development Facility from time to time upon reasonable prior notice to LESSEE. MPT shall use every effort to not disrupt the patient care being provided at the Acquisition Facility or Development Facility. MPT recognizes the importance of patient privacy.

SECTION 2.5 EXPANSIONS AND RENOVATIONS: MPT shall have a right of first opportunity to fund any expansions or material renovations requested by LESSEE. The Lease term for the expansions or renovations shall be identical to the term of the underlying Lease.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

SECTION 3.1 LINE CLOSING: Prior to the Line Closing and in addition to any conditions addressed elsewhere in the Commitment Letter, MPT shall have been furnished with the following, each of which must be, in form and substance, reasonably satisfactory to MPT and MPT's counsel:

         SECTION 3.1.1 UCC SEARCHES: UCC searches to ensure that no liens other than Permitted Exceptions have been filed against DS1.

         SECTION 3.1.2 ATTORNEY'S OPINION: An opinion of counsel for the LESSEE addressed to MPT covering such matters as MPT and MPT's counsel may reasonably require.

         SECTION 3.1.3 ORGANIZATIONAL DOCUMENTS: Certified copies of the organizational documents of the LESSEE together with such resolutions, consents, and similar documents evidencing the authorization of the transactions contemplated as MPT and its counsel may require.

         SECTION 3.1.4 OTHER: Such other documents, certificates, and the like, as may be customary in comparable transactions or as MPT or MPT's legal counsel may otherwise reasonably require.

SECTION 3.2 OTHER CLOSINGS: Prior to any Closing of an Acquisition Facility or Development Facility and in addition to any conditions addressed elsewhere in the Commitment Letter, MPT shall have been furnished with the following, each of which must be, in form and substance, reasonably satisfactory to MPT and MPT's counsel:

         SECTION 3.2.1 CONTRACTS, CONSENTS AND LIEN WAIVERS: Fully executed counterparts of any previously executed contracts with architects, engineers, contractors, and material subcontractors and lien waivers and subordinations pursuant to which such parties release all liens for work performed by them prior to the Closing.

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         SECTION 3.2.2 GOVERNMENTAL APPROVALS AND LICENSES: Copies of all
         permits, licenses, and other approvals of governmental authorities required for the operation of such Acquisition Facility or Development Facility for its intended use and written evidence satisfactory to MPT that the operation and use of such Acquisition Facility or Development Facility is in accordance with all applicable governmental requirements.

         SECTION 3.2.3 TITLE INSURANCE: At LESSEE'S expense, a title insurance policy conforming to the requirements set forth in Exhibit B hereto issued by a title insurance company satisfactory to MPT, insuring the particular parcel of Real Estate. The title policy shall contain no exceptions other than Permitted Exceptions and shall contain a general comprehensive endorsement (ALTA 9), an ALTA 3.0 zoning endorsement and such other endorsements as MPT may require. LESSEE will provide any customary affidavits and certifications required by the title company.

         SECTION 3.2.4 INSURANCE: LESSEE must provide evidence to MPT that the LESSEE is maintaining insurance on such Acquisition Facility or Development Facility as set forth in Exhibit B, and that MPT and any lender of MPT are named as additional insureds and, where applicable, loss payees.

         SECTION 3.2.5 SURVEY: At LESSEE'S expense, a current survey of the particular parcel of Real Estate prepared and certified by a duly registered land surveyor licensed, and in good standing in the state where such Real Estate is located, and acceptable to MPT. The survey shall comply with ALTA requirements, shall show all improvements and encroachments located on such Real Estate, and all recorded or visible easements, rights-of-way, and similar encumbrances affecting the title to such Real Estate, shall contain a certification in the form shown on Exhibit C and shall state whether or not such Real Estate lies within a designated flood hazard zone.

         SECTION 3.2.6 UCC SEARCHES: UCC searches to ensure that no liens other than Permitted Exceptions have been filed against such Acquisition Facility or Development Facility or DSI.

         SECTION 3.2.7 ZONING: Evidence that the particular parcel of Real Estate, and the use and occupancy thereof, will comply with all applicable governmental requirements related to planning, zoning, and land use.

         SECTION 3.2.8 PLANS: To the extent LESSEE has them, LESSEE will provide MPT with one complete set of final plans and specifications for any Development Facility.

         SECTION 3.2.9 ATTORNEY'S OPINION: An opinion of counsel for the LESSEE addressed to MPT covering such matters as MPT and MPT's counsel may reasonably require.

         SECTION 3.2.10 ENVIRONMENTAL MATTERS: An environmental indemnity agreement, mutually acceptable to LESSEE and MPT, executed by LESSEE in favor of MPT. Pursuant to that agreement, the LESSEE shall make various environmental representations and warranties to MPT and shall indemnify and hold harmless MPT from environmental claims and liabilities.

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         including, without limitation, claims and liabilities arising from any hazardous or toxic materials present on the particular parcel of Real Estate and from any violations of environmental laws and regulations.

         SECTION 3.2.11 ORGANIZATIONAL DOCUMENTS: Certified copies of the organizational documents of the LESSEE, together with such resolutions, consents, and similar documents evidencing authorization of the acquisitions and developments contemplated by this commitment, as MPT and its counsel may require.

         SECTION 3.2.12 APPRAISAL: MPT acknowledges, that, in order to facilitate a timely Closing, LESSEE, at its expense, shall order an appraisal on the particular parcel of Real Estate showing the fair market value thereof (the "Appraised Value"). The appraisal must meet all applicable governmental requirements. The Appraised Value shown by such appraisal must be equal to or exceed the Purchase Price for such Real Estate. The appraiser will provide a reliance letter to MPT for each appraisal.

         SECTION 3.2.13 OTHER: Such other documents, certificates, and the like, as may be customary in comparable transactions or as MPT or MPT's legal counsel may otherwise reasonably require.

                                   ARTICLE IV

                             ADDITIONAL REQUIREMENTS

SECTION 4.1 EXPENSES: LESSEE shall reimburse MPT for all expenses incurred in connection with this Commitment Letter, as well as the purchase, development, and leaseback of any parcel of Real Estate; provided, however, that LESSEE will not be required to reimburse any such expenses with respect to the Closing of a particular Acquisition Facility or Development Facility if such Closing does not occur as a result of MPT's failure to perform (unless such failure is as a result of LESSEE'S failure to perform).

SECTION 4.2 MANAGEMENT: DSI or a management company approved by MPT will at all times manage each Acquisition Facility and Development Facility unless written approval is obtained from MPT or unless removed by MPT as provided for herein. All management agreements shall be subordinate to the applicable Lease and may be terminated by MPT in the event of a default under such Lease, and all fees due and payable under all management agreements shall be subordinate to all monetary obligations under such Lease.

SECTION 4.3 SIGNS: MPT shall have the right to erect a sign, approved by DSL, which such approval shall not be unreasonably withheld, at the Acquisition or Development Facilities stating that the Real Estate relating thereto is owned by MPT.

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                                    ARTICLE V

                               GENERAL CONDITIONS

SECTION 5.1 REPRESENTATIONS OF THE LESSEE: MPT's obligations under this Commitment Letter are subject to and contingent upon the accuracy and completeness of all information, representations, and materials submitted with, or in support of, this transaction and LESSEE'S strict and timely compliance with all terms, conditions, and requirements set forth herein.

SECTION 5.2 RIGHT TO SELL: LESSEE understands MPT may sell its interest in any parcel of Real Estate in whole or in part. LESSEE agrees that any purchaser may exercise any and all rights of the landlord, as fully as if such had made the purchase directly from the LESSEE. MPT may divulge to any purchaser all information, reports, financial statements, certificates, and documents obtained by it from the LESSEE.

SECTION 5.3 ENTIRE AGREEMENT, MODIFICATIONS, AND AMENDMENTS: This Commitment Letter and the Confidentiality Agreement described in Section 5.8 hereof contain the entire agreement of LESSEE and MPT with respect to the transaction described herein and supersede any prior or contemporaneous understanding or commitment. MPT has made no representations to the LESSEE that are not set forth in this Commitment Letter. No changes in this Commitment Letter shall be binding unless in writing and executed by the party against whom enforcement of the change is sought.

SECTION 5.4 TIME: Time is of the essence with respect to all dates and periods of time set forth in this Commitment Letter.

SECTION 5.5 ACCEPTANCE OF COMMITMENT: Upon return by LESSEE to MPT of a fully executed copy of this commitment by the time set forth below, this Commitment Letter will constitute an agreement of the LESSEE to consummate the Line terms and conditions set forth herein. If said executed copy of this Commitment Letter is not received by MPT by 5:00 p.m. Central Time on January 31, 2005 this Commitment Letter shall be null and void and of no further force and effect unless extended in writing by MPT.

SECTION 5.6 NONSOLICITATION: In consideration of the substantial expenditures of time, effort, and expense to be undertaken by MPT and its representatives in connection with its due diligence investigation and review of DSI, during the period from the date of this Commitment Letter until the earlier of (i) the date of execution of definitive agreements relating to the Line and (ii) April 30, 2005, neither DSI, nor any officer, director, member, partner, employee or agent of DSI shall, directly or indirectly, solicit, seek, enter into, conduct, or participate in any discussions or negotiations or enter into any agreement with any other prospective person or entity, regarding a development and acquisition facility similar to the Line.

SECTION 5.7 MPT SECURITIES OFFERING: Notwithstanding any other agreement of the parties, in connection with its public offering or private placement of its securities, MPT may disclose that it has entered into this Commitment Letter with DSI respecting the Line and the acquisition of particular

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                                       11

Acquisition or Development Facilities and may provide other information regarding DSI, the Line, the Real Estate, and any Acquisition Facility or Development Facility to its proposed investors in such public offering or private offering of its securities.

SECTION 5.8 CONFIDENTIALITY: The parties reaffirm the existence and validity of that certain confidentiality agreement between MPT and DSI dated August 8, 2004 (the "Confidentiality Agreement") and agree to continue to comply with all of the terms and provisions thereof.

SECTION 5.9 ASSIGNMENT: This Commitment Letter and all rights of the parties hereunder shall not be assigned by any party without the prior written approval of the other parties; provided, however, that any party may assign its rights and obligations hereunder to any entity controlling, controlled by or under common control with the other; provided, however, that no such assignment shall relieve any party of any liability hereunder.

SECTION 5.10 COUNTERPARTS: This Commitment Letter may be executed and delivered by telecopy and in counterparts. Each counterpart when executed and delivered shall be deemed an original, but together shall constitute one and the same document.

SECTION 5.11 EXHIBITS: The exhibits indicated below are attached hereto and by this reference made a part hereof:

           Exhibit A - Title insurance policy requirements.
           Exhibit B - Insurance Requirements
           Exhibit C - Surveyor's Certificate requirements

SECTION 5.12 NON-DISTURBANCE: MPT agrees that it will not grant a security interest with respect to any parcel of Real Estate unless the grantee of such security interest acknowledges in writing, in a form reasonably acceptable to LESSEE and such grantee, that LESSEE'S rights under the applicable Lease (including specifically the right to occupy the Real Estate and operate the business thereon as provided in the Leases) will not be disturbed so long as LESSEE is not in default under the terms of the Lease.

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Please indicate acceptance of the terms and conditions set forth in this
Commitment Letter by signing a copy of this Commitment Letter below.

                                   Sincerely,


                                   MPT OPERATING PARTNERSHIP, L.P.

                                   By: /s/ R. Steven Hamner
                                       ---------------------------
                                       R. Steven Hamner
                                       Executive Vice President and CFO

ACCEPTED AND AGREED TO:


DIVERSIFIED SPECIALTY INSTITUTES, INC.


/s/ Jerome S. Tannenbaum, M.D., Ph.D., FACP
-------------------------------------------
Jerome S. Tannenbaum, M.D., Ph.D., FACP
Chairman and Chief Executive Officer


Dated: March 3, 2005

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

                                    EXHIBIT A

                          TITLE INSURANCE REQUIREMENTS

MPT Operating Partnership. L.P., as Purchaser
Title Insurance Requirements

1. "Title Policy" means a title insurance policy in American Land Title Association "ALTA") 1992 form, or such other form as may be approved by LESSOR, issued by a title insurer approved by LESSOR with reinsurance as required by LESSOR to be on ALTA Facultative Reinsurance Agreement (rev 4/6/90) such that the maximum single risk assumed by any single title insurer may not exceed 25% of that company's capital, surplus, and statutory reserves. Each title insurer issuing insurance required hereby must be licensed to insure properties in the jurisdictions in which the Facilities are located.

2. Owner's Title Policy. The amount of the owner's title insurance policy on each Facility must equal the Purchase Price. The policy must insure against ail standard exceptions (e.g., parties in possession, matters shown on public records, matters which an accurate survey would show, and real estate taxes currently due) and must be effective as of the date of the Closing. The title policy must include such affirmative insurance endorsements as LESSOR may require, to the extent not prohibited by the laws or insurance regulations of the state where each Facility is located, including, without limitation, a zoning compliance endorsement, a street access endorsement, a comprehensive (ALTA Form 9) endorsement, a "Fairways" (change of partners) endorsement, an endorsement negating imputation of knowledge to LESSOR, an endorsement that each Facility is assessed for real estate taxes separate from any other property (i.e., the property consists of a single tax lot and is not part of a larger tax lot).

                                    EXHIBIT B

                             INSURANCE REQUIREMENTS

I.       GENERAL REQUIREMENTS

The General Requirements set forth herein shall be applicable to the insurance requirements outlined below in Paragraphs II and III throughout the term of this Commitment Agreement.

         (A)      RELATING TO INSURER.

         All insurance coverages required by the Commitment Letter must be provided by insurance companies acceptable to MPT that are rated at least an "A, VII" or better by Best's Insurance Guide and Key Ratings and a claim payment rating by Standard & Poor's Corporation of A or better. The aggregate amount of coverage provided by a single company must not exceed 5% of the company's policyholders' surplus. All insurance companies must be licensed and qualified to do business in the state where the insured collateral is located.

         Each insurance policy must (i) provide primary insurance without right of contribution from any other insurance carried by MPT, (ii) contain an express waiver by the insurer of any right of subrogation, setoff or counterclaim against any insured party thereunder including MPT, (iii) permit MPT to pay premiums at MPT's discretion and (iv) as respects any third party liability claim brought against MPT, obligate the insurer to defend MPT as an additional insured thereunder.

         (B)      RELATING TO DOCUMENTATION OF COVERAGE.

         The original copy of each insurance policy required hereunder shall be furnished to MPT, or in the case of a blanket policy, a copy of the original policy certified in writing by a duly authorized Agent for the insurance company as a "true and certified" copy of the policy. LESSEE shall not submit a Certificate of Insurance, in lieu of the certified copy of the policy. The original policy(ies) or certified copy of the policy(ies) must be delivered to MPT, effective with the commencement of each of the Facilities and furnished annually thereafter, prior to the expiration date of the preceding policy(ies).

         (C)      CANCELLATION AND MODIFICATION CLAUSE.

         1. The insurer hereby agrees that its policy will not lapse, terminate, or be canceled, or be amended or modified to reduce limits or coverage terms unless and until MPT has received not less than sixty (60) days' prior written notice thereof at the following address:

         MPT Operating Partnership, LP
         Attention; Its: President
         1000 Urban Center Drive, Suite 501
         Birmingham, Alabama 35242

         2. Notwithstanding the foregoing, in the event of cancellation due to non-payment of premium, the insurer shall provide not less than ten (10) days' Notice of Cancellation to:

         MPT Operating Partnership, LP
         Attention: Its: President
         1000 Urban Center Drive, Suite 501
         Birmingham, Alabama 35242

II.      TYPES OF INSURANCE

         LESSEE will at all times keep the Facilities insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar Facilities. Without limiting the generality of the foregoing, LESSEE will obtain and maintain in effect the following amounts and types of insurance on each of the Facilities throughout the term of the Leases:

         (A)      "ALL RISKS" or "SPECIAL" FORM PROPERTY INSURANCE.

         All Risks or Special Form Property insurance against loss or damage to the building and improvements, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Facility. The deductible amount thereunder shall be borne by LESSEE in the event of a loss and the deductible must not exceed $10,000 per occurrence. Further, in the event of a loss, LESSEE shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and LESSEE further agrees it will notify MPT of any loss in the amount of $25,000 or greater and that no claim at or in excess of $25,000 thereunder shall be settled without the prior written consent of MPT, which consent shall not be unreasonably withheld or delayed by MPT.

         (B) FLOOD AND EARTHQUAKE INSURANCE (Required only in the event that the property is in a flood plain or earthquake zone).

         Insurance in an amount equal to the full replacement cost value of the Facility, subject to no more than a $25,000 per occurrence, deductible. The policy shall include coverage for subsidence.

         (C)      LOSS OF EARNINGS INSURANCE.

         Insurance against loss of earnings in an amount sufficient to cover not less than 12 months' lost earnings and written in an "all risks" form, either as an endorsement to the insurance required under Paragraph II(A), or under a separate policy.

         (D)      WORKERS COMPENSATION INSURANCE.

         Workers Compensation insurance covering all employees in amounts that are customary for LESSEE'S industry.

         (E)      LIABILITY INSURANCE.

         COMMERCIAL GENERAL LIABILITY: Commercial General Liability in a primary amount of at least $5,000,000 per occurrence. Bodily Injury for injury or death of any one person and $100,000 for Property Damage for damage to or loss of property of others, subject to a $10,000,000 annual aggregate policy limit for all Bodily Injury and Property Damage claims, occurring on or about the Land or in any way related to the Project, including but not limited to, any swimming pools or other recreational Facility or areas that are located on the Land or otherwise related to the Facility. Such policy shall include coverages of a Broad Form nature, including, but not limited to, Explosion, Collapse and Underground (XCU). Products Liability, Completed Operations, Broad Form Contractual Liability, Broad Form Property Damage, Personal Injury, Incidental Malpractice Liability, and Host Liquor Liability.

         VEHICLE LIABILITY: Automobile and Vehicle Liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of $1,000,000 per occurrence for Bodily Injury; $100,000 per occurrence for Property Damage; subject to an annual aggregate policy limit of $1,000,000.

         UMBRELLA LIABILITY: Umbrella Liability insurance in the minimum amount of $10,000,000 for each occurrence and aggregate combined single limit for all liability, with a $10,000 self-insured retention for exposure not covered in underlying primary policies. The Umbrella Liability policy shall name in its underlying schedule the policies of Professional Liability, Commercial General Liability, Garage Keepers Liability, Automobile/Vehicle Liability and Employer's Liability under the Workers Compensation Policy.

         PROFESSIONAL LIABILITY: NOTE: WE ARE DISCUSSING THIS COVERAGE WITH OUR CONSULTANTS. Professional Liability insurance for LESSEE and any physician or other employee or agent of LESSEE providing services at the Facility in an amount not less than five million dollars ($5,000,000) per individual claim and ten million dollars ($10,000,000) annual aggregate.

         (F)      COMMERCIAL BLANKET FIDELITY BOND INSURANCE.

         A Commercial Blanket Bond covering all employees of the Borrower, including its officers, and the individual owners of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity, against loss as a result of their dishonesty. Policy limit shall be in an amount of at least $1,000,000, subject to a deductible of no more than $10,000 per occurrence.

                                    EXHIBIT C

                             SURVEYOR'S CERTIFICATE

The undersigned hereby certifies to Medical Properties Trust, Inc and__________ ______________________ (the "Title Insurance Company"): (a) that he is a duly registered land surveyor in the State of ______________________; (b) that the plat to which this certificate is affixed (the "Plat") is a true, complete and correct survey of the property described therein (the "Property") being approximately _____ acres as further described by the Property Description on the Plat; (c) the Plat is based upon a field survey made _______, _____, by me or directly under my supervision in accordance with the minimum standards established by the State of _______________ for surveyors and with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 and meets the Accuracy Standards (as adopted by ALTA and ACSM in 1992 and in effect on the date of this certification) of an Urban Survey, and contains items 1, 2, 3, 4, 7(a), 8, 9, 10, 11(a), and 11(b) of Table A thereto; (d) that the Plat correctly shows the location of all buildings, structures and other improvements on the Property;
(e) that the Plat correctly shows the location of all easements, restrictions and rights-of-way described in title insurance commitment number _________ effective as of ________, 1997 issued by the Title Insurance Company (the
"Title Commitment"); (f) that the legal description set forth in the Title Commitment is identical in all respects to the Property Description set forth on the Plat; (g) except as shown on the Plat there are no discrepancies between the boundary lines of the Property as shown on the Plat and as described in the legal description of record; (h) that the Plat easements indicate existing surface and underground transmission lines or utilities, such as natural gas, telephone, telegraph, TV cable, water, sewage and electrical power, including pipeline type and sizes with all utility pole locations with overhead wires indicated and the nearest available services clearly shown and dimensional: (i) that, except as shown on the Plat, there are (1) no visible easements or rights-of-way on the Property or any other easements or rights-of-way thereon of which the undersigned has knowledge. (2) no party walls on the Property. (3) no encroachments from the Property over adjoining premises, streets or roads by any buildings, structures or other improvements located on the Property, and (4) no encroachments on the Property by any buildings, structures or other improvements located on adjoining property; (j) that the boundary line dimensions as shown on the Plat form a mathematically closed figure within +/- 0.01 foot; (k) that the boundary lines of the Property are contiguous with the boundary lines of all adjoining parcels, roads, highways, streets or alleys as described in their most recent respective legal description of record; (1) that the buildings, structures and other improvements located on the Property do not violate any building or setback lines; (m) that adequate ingress to and egress from the Property is provided by _____________, the same being paved, dedicated public rights-of-way maintained by ____________________ (name of maintaining authority); and (n) that the undersigned has consulted the National Flood Insurance Program Maps and has found that, in accordance with said maps, Panel Number________, dated______________________, no portion of the Property lies within a flood hazard area, except as depicted on the Plat.

                      (Name of Surveyor. Registration No.)